SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2005

Boston Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2005, Boston Communications Group, Inc. (the “Company”) amended the employment agreement of E. Y. Snowden, the Company’s President and Chief Executive Officer. As amended, the employment agreement provides that in the event that, within the 24-month period following a change of control of the Company, Mr. Snowden’s employment is terminated by the Company without cause or by Mr. Snowden for good reason, as defined in the amendment, then (i) the Company will pay, as severance, in exchange for a release of claims in favor of the Company, Mr. Snowden’s base salary for thirty months, and (ii) Mr. Snowden will receive benefit continuation for thirty months and payment of his prorated target bonus.

On May 3, 2005, the Company also entered into change of control agreements with the following executive officers: Paul J. Tobin, Fritz E. von Mering, Karen A. Walker and William D. Wessman. Each agreement provides that if, within the 24-month period following a change of control of the Company, the employment of one of the aforementioned individuals is terminated by the Company without cause or by the individual for good reason, as such terms are defined in the change of control agreement, then, in exchange for a release of claims in favor of the Company, (i) the Company will pay, as severance, such individual’s base salary for twenty-four months, (ii) such individual will receive benefit continuation for twenty-four months and payment of his or her prorated target bonus, and (iii) all of such individual’s unvested options shall vest upon the date of employment termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2005	BOSTON COMMUNICATIONS GROUP, INC.

	By:	/s/ Karen A. Walker
Karen A. Walker
Chief Financial Officer